MONTHLY REPORT - JULY, 2011


                          TriView Global Fund, LLC

             The net asset value of a unit as of July 31, 2011

                was $992.82, down 0.7% from $1,000.00 per unit

                             as of June 30, 2011.



                     STATEMENT OF CHANGES IN NET ASSET VALUE



                                               Current Period      Year to Date

Net Asset Value (2.000) at                   $       2,000.00          2,000.00

   June 30, 2011

Addition of 1374.322 units on July 1,            1,374,332.86      1,374,332.86
   2011

Redemption of 2.000 units on July 31,               (1,985.64)        (1,985.64)
   2011

Net Income (Loss)                                   (9,894.04)        (9,894.04)
                                              ----------------  ---------------
Ending Net Asset Value 1,374.322 units       $   1,364,453.18      1,364,453.18
   at July 31, 2011                           ================  ===============

Net Asset Value per Unit at
   July 31, 2011                             $         992.82


                        STATEMENT OF INCOME AND EXPENSE

Income:
   Gain (loss) on trading of commodity
      futures:
      Realized gain (loss) on                $      18,653.47        18,653.47
         closed contracts

      Change in unrealized gain (loss) on open      (7,833.36)       (7,833.36)
         contracts

   Interest income                                       0.00             0.00
                                               ---------------  ---------------
Total: Income                                       10,820.11        10,820.11

Expenses:
   Brokerage commissions                             2,430.00         2,430.00
   Operating expenses                                7,801.06         7,801.06
   Incentive fee                                     1,808.95         1,808.95
   Management fee                                    3,821.59         3,821.59
   Organizational & offering expenses                4,852.55         4,852.55
                                               ---------------  ---------------
Total: Expenses                                     20,714.15        20,714.15
                                               ===============  ===============
Net Income(Loss) - July, 2011                 $     (9,894.04)       (9,894.04)


                                     To the best of my knowledge and belief,
                                     the information contained herein is
                                     accurate and complete.

                                         TriView Capital Management, Inc.
                                         General Partner/CPO
                                         TriView Global Fund, LLC
                                         /s/ Michael P. Pacult, President